Exhibit 99.2
MEMORANDUM

TO:	Mediacom Employees

FROM:	Rocco B. Commisso

DATE:	June 1, 2010

RE:	Proposed Transaction Involving Mediacom Communications
This morning Mediacom announced that I have made a proposal to acquire all of the public common stock of the Company that I do not already own (see attached Press Release).
At this time, Mediacom becoming a private company is only a proposal by me, requiring at the very least the approval of a Special Committee of our Board of Directors, in consultation with its advisors. The transaction will also need to comply with a wide variety of legal requirements.
It is very important that you understand becoming a private company will not change Mediacom’s fundamental business. Mediacom customers are the number one priority for all of us, and we will continue to provide them with great customer service and the very best products the cable industry offers. I expect that this transaction will not distract any of us from managing the day-to-day operations of our Company.
The entire process of taking Mediacom private will likely take several months, but you can expect to receive further information regarding this proposal in the near future.
Please review the relevant documents concerning this proposal, as filed by Mediacom with the Securities and Exchange Commission (SEC), because they will contain important information. Free copies of such relevant documents may be obtained at the SEC’s website: www.sec.gov.

For Immediate Release
Mediacom Communications Announces Receipt of
Going Private Proposal at $6.00 Per Share

Middletown, New York — June 1, 2010 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) (“Mediacom” or the “Company”) announced today that its Board of Directors received a non-binding proposal from Mediacom’s founder, Chairman and Chief Executive Officer, Rocco B. Commisso, for a going private transaction. The proposal contemplates the acquisition of all of the Class A and Class B shares of Mediacom common stock not already beneficially owned by Mr. Commisso at a price of $6.00 per share in cash. The proposed transaction will not result in a change of control with respect to the Company’s existing debt arrangements.
The Board of Directors appointed independent directors Thomas V. Reifenheiser and Natale S. Ricciardi to a special committee (the “Special Committee”) empowered to, among other things, consider the proposal. The Special Committee will retain independent financial advisors and legal counsel to assist in its work. The Board of Directors cautions the Company’s stockholders and others considering trading in its securities that the Board of Directors and the Special Committee have just received the proposal and no decisions have been made by the Board of Directors or the Special Committee with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made or accepted, that any agreement will be executed or that any transaction will be consummated.
Mediacom expects this proposal to have no impact on day-to-day business operations. The Company does not intend to comment further at this time.
Interested parties are urged to read relevant documents, when and if filed by Mediacom Communications with the Securities and Exchange Commission because they will contain important information. Free copies of such relevant documents may be obtained at the SEC’s website: www.sec.gov.
The full text of the non-binding proposal letter from Mr. Commisso follows:
May 31, 2010
Board of Directors
Mediacom Communications Corporation
100 Crystal Run Road
Middletown, NY 10941
Members of the Board:
I am pleased to propose to acquire by merger, for a purchase price of $6.00 per share in cash, all of the outstanding shares of Class A common stock and Class B common stock of Mediacom Communications Corporation (the “Company”) that I do not already beneficially own. I expect to finance the transaction through borrowings under the Company’s existing credit facilities.

I believe that this proposal offers compelling value and is in the best interests of the Company and all of its public shareholders. As you are aware, I beneficially own approximately 40% of the Company’s common stock representing about 87% of the voting power. Although the proposed transaction does not involve a change of control, this offer reflects a 13% premium over the closing price of the Company’s Class A shares on Friday, May 28, 2010, and a premium of 16% over the six-month average closing price. The offer also represents an increase of 34% over the closing price of the Class A common stock on December 31, 2009.
You should know that following the transaction, I plan to continue in my current roles and, together with our management team, intend on leading our Company and its valuable employee base well into the future.
I anticipate that you will form a special committee of independent directors (the “Special Committee”) to respond to my proposal on behalf of the Company’s public shareholders. I also encourage the Special Committee to retain its own legal and financial advisors to assist in its review. In considering my proposal, you should be aware that I am interested only in pursuing the proposed transaction and that I am not interested in selling my stake in the Company or considering any strategic transaction involving the Company.
I am prepared to move very quickly to negotiate a transaction with the Special Committee and its advisors, and believe that my familiarity with the Company and its operations will allow us to finalize definitive documentation on an accelerated basis. Of course, neither the Company nor I will have any legal obligation with respect to the proposal or any transaction unless and until a definitive merger agreement satisfactory to me and recommended by the Special Committee and approved by the Board of Directors is executed and delivered.
I look forward to discussing this proposal further with the Special Committee and its legal and financial advisors in the very near future.
     Sincerely,
     Rocco B. Commisso
About Mediacom Communications Corporation
Mediacom Communications is the nation’s seventh largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including traditional and advanced video services such as digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. For more information about Mediacom Communications, please visit www.mediacomcc.com.

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